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                                                                     EXHIBIT 2.8

                      AGREEMENT AND PLAN OF REORGANIZATION

                        TELESERVICES INTERNET GROUP INC.
                             (a Florida Corporation)

                                 Acquisition of

                             GENERALSEARCH.COM, INC.
                            (a Minnesota Corporation)



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                                TABLE OF CONTENTS

RECITALS

AGREEMENT

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1.       PLAN OF REORGANIZATION

         1.1  Acquisition ...................................................   1
         1.2  Exchange of Shares.............................................   1
         1.3  Appointment of Director........................................   1
         1.4  Taxes .........................................................   1
         1.5  Exchange Offer ................................................   1
         1.6  GSCI Options ..................................................   2

2.       CLOSING

         2.1  Delivery at Closing............................................   2
         2.2  Post-Closing Requirements......................................   2

3.       REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND GSCI

         3.1  Organization of GSCI...........................................   2
         3.2  GSCI Capital Structure ........................................   3
         3.3  Subsidiaries ..................................................   3
         3.4  Authority .....................................................   3
         3.5  Offering Memorandum ...........................................   3
         3.6  GSCI Financial Statements .....................................   3
         3.7  Litigation ....................................................   4
         3.8  No Undisclosed Liabilities ....................................   4
         3.9  No Changes ....................................................   4
         3.10 Interested Party Transactions .................................   4
         3.11 Minute Books ..................................................   4
         3.12 Brokers' and Finders' Fees ....................................   4
         3.13 Compliance with Laws ..........................................   5
         3.14 Complete Copies of Materials ..................................   5
         3.15 Binding Agreements: No Default ................................   5
         3.16 Representations Complete.......................................   5
         3.17 GSCI Stockholders..............................................   5
         3.18 Stockholder Disclosure.........................................   5

4.       REPRESENTATIONS OF TIGI

         4.1  Organization of TIGI ..........................................   5
         4.2  TIGI Capital Structure ........................................   5
         4.3  Authority .....................................................   6
         4.4  SEC Documents; TIGI Financial Statements.......................   6
         4.5  Ownership of GSCI Common Stock ................................   6
         4.6  Litigation ....................................................   7
         4.7  Subsidiaries ..................................................   7
         4.8  No Undisclosed Liabilities ....................................   7
         4.9  No Changes ....................................................   7
         4.10 Interested Party Transactions .................................   7
         4.11 Minute Books ..................................................   7
         4.12 Brokers' and Finders' Fees ....................................   8
         4.13 Compliance with Laws...........................................   8
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
         4.14 Complete Copies of Materials...................................   8
         4.15 Binding Agreements: No Default.................................   8
         4.16 Representations Complete.......................................   8

5.       CONDITIONS TO TIGI'S OBLIGATION TO CLOSE

         5.1  Audit of GSCI Financial Statements.............................   8
         5.2  Fairness Opinion...............................................   8
         5.3  Truth of Representations.......................................   8

5A.      CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS AND GSCI

         5.1A Truth of Representations ......................................   8

6.       REGISTRATION

         6.1  Registration Statement.........................................   8
         6.2  Affiliate Legends..............................................   9
         6.3  Blue Sky Laws..................................................   9

7.       INDEMNIFICATION.....................................................   9

8.       MUTUAL COVENANTS OF THE PARTIES.....................................  10

9.       RESTRICTIONS ON TRANSFER OF SHARES..................................  10

10.      NATURE AND SURVIVAL OF REPRESENTATIONS..............................  10

11.      MISCELLANEOUS.......................................................  10

         11.1  Confidentiality...............................................  10
         11.2  Undertakings and Further Assurances...........................  10
         11.3  Waiver........................................................  10
         11.4  Notices.......................................................  10
         11.5  Headings......................................................  11
         11.6  Governing Law and Arbitration Provision.......................  11
         11.7  Binding Effect................................................  11
         11.8  Entire Agreement..............................................  11
         11.9  Time..........................................................  11
         11.10 Expenses......................................................  11
         11.11 Severability..................................................  11
         11.12 Counterparts and Facsimile Signatures.........................  12

SIGNATURES...................................................................  12
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                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization ("Agreement") is entered into as of the 22 day of August 2000, by and among TELESERVICES INTERNET GROUP INC., a Florida corporation ("TIGI"); GENERALSEARCH.COM, INC., a Minnesota corporation
("GSCI"), and the individual shareholders of GSCI identified on the signature page hereof ("Stockholders").

                                    RECITALS

         WHEREAS, Stockholders own 84.7826% of the issued and outstanding common stock of GSCI (an aggregate of 9,750,000 shares);

         WHEREAS, TIGI desires to acquire all of the issued and outstanding common stock of GSCI owned by Stockholders, and Stockholders desire to exchange all of their shares of common stock in GSCI for shares of common stock of TIGI;
and

         WHEREAS, TIGI, GSCI and Stockholders desire to make certain representations and warranties and other agreements in connection with this Agreement.

         WHEREAS, the parties desire that this Agreement replace and supercede the Agreement of Merger and Plan of Reorganization dated June 6, 2000.

         NOW, THEREFORE, for and in consideration of the mutual covenants and representations and warranties of each other contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, TIGI, GSCI and Stockholders agree as follows:

1. PLAN OF REORGANIZATION. The Plan of Reorganization is as follows:

1.1 Acquisition. At the Closing, TIGI shall acquire from Stockholders, and
Stockholders shall sell, transfer, assign and convey to TIGI 84.7826% of the issued and outstanding shares of common stock of GSCI (the "GSCI Shares", in exchange for an aggregate of 38,152,172 shares of TIGI's common stock (the "TIGI
Shares").

1.2 Exchange of Shares. To consummate the acquisition, TIGI shall deliver certificates evidencing the TIGI Shares to Stockholders in exchange for certificates, duly endorsed or accompanied by stock powers duly executed in blank, evidencing 100% of the GSCI Shares owned by Stockholders, as specified on the signature page hereof.

1.3 Appointment of Director. Upon Closing (as defined in Section 2), Jeffrey
Bruss shall be appointed as a director of TIGI.

1.4 Taxes. It is the intent of the parties that this reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Each party shall be responsible for and shall pay any and all taxes, charges or fees attributable to such party, including individual state and federal income taxes, arising out of, or by reason of, the exchange of TIGI Shares for the GSCI Shares, or otherwise in connection with the transactions contemplated hereby. Each party hereto represents and warrants that he has relied solely on the opinions or advice of his own professional advisors with respect to the tax consequences of this transaction, if any, and has not relied on the opinions or advice of the other parties or his/her professional advisors in any way with respect to the tax consequences of this transaction.

1.5 Exchange Offer. Following Closing (as defined below), TIGI shall register an exchange offer to the minority shareholders of GSCI, wherein shares of TIGI common stock will be offered to the minority shareholders in exchange for GSCI common stock held by such shareholders ("Exchange Offer"). The Exchange Offer will be conducted in accordance with the parties' intent to complete a 100% acquisition of


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GSCI for an aggregate of 45,000,000 shares of TIGI common stock. The exchange ratio shall be 3.9130 TIGI shares for each share of GSCI ("Exchange Ratio") held by such minority shareholders. Fractional amounts of TIGI shares to be granted shall be rounded up to the nearest whole number.

1.6 GSCI Options. TIGI shall assume all outstanding GSCI options. Such GSCI options, when exercised, shall be converted into shares of TIGI common stock based on the Exchange Ratio.

2. Closing. The closing of the reorganization and the transactions contemplated in this Agreement (the "Closing") shall take place as promptly as practicable after the later of (i) the delivery to TIGI of the audit report contemplated by
Section 5.1 and (ii) the delivery to TIGI of the fairness opinion contemplated by Section 5.2.

2.1 Delivery at Closing. At the closing:

         (i) the Stockholders shall deliver to TIGI certificates, duly endorsed or accompanied by stock powers duly executed in blank, evidencing 100% of the GSCI Shares owned by Stockholders.

         (ii) TIGI shall issue to the Stockholders, and deliver certificates evidencing, the TIGI Shares.

         (iii) GSCI shall deliver to TIGI: (a) all corporate records of GSCI, including without limitation, corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing), stock books, stock transfer books, corporate seals, contracts, licenses and sub-licenses, non-disclosure and confidentiality agreements, and such other corporate books and records as may be reasonably requested; and (b) copies of resolutions by GSCI's
         Board of Directors authorizing this Agreement;

         (iv) TIGI shall deliver to the Stockholders copies of resolutions by TIGI's Board of Directors authorizing this Agreement; and

         (v) the parties shall execute and deliver such other instruments and documents, if any, as may be required to effect the transactions contemplated herein.

Upon execution of this Agreement, Stockholders are delivering in escrow to the counsel to TIGI certificates evidencing the GSCI Shares duly endorsed in blank, free and clear of all claims and encumbrances, and TIGI is delivering in escrow to counsel for Stockholders certificates evidencing the TIGI Shares. Immediately after the closing, (i) each party's counsel shall deliver to his client the appropriate certificates (ii) the transfer of the GSCI Shares to TIGI shall be recorded on the stock transfer records of GSCI and (iii) the issuance of the TIGI Shares to the Stockholders shall be duly recorded on the stock transfer records of TIGI. The records and instruments referred to in clause (iii)(b) may be delivered in place and will become the property of TIGI upon delivery of the other instruments described above without the need for any physical transfer.

2.2 Post-Closing Requirements. Subsequent to Closing, each of the parties shall execute and deliver such instruments and documents and take such other actions as may, in the reasonable opinion of counsel for each, be required to complete the transactions contemplated herein.

3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND GSCI. Stockholders and
GSCI hereby represent and warrant that effective this date, the representations and warranties listed below are true and correct:

3.1 Organization of GSCI. GSCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. GSCI has the corporate power to own its property and to carry on its business as now being conducted and as proposed to be conducted by GSCI. GSCI is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations ("Material Adverse Effect") of GSCI.


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3.2 GSCI Capital Structure. The authorized capital stock of GSCI consists of
150,000,000 shares of Common Stock, no par value per share, and 50,000,000 shares of Preferred Stock, no par value per share. There are 11,500,000 shares of GSCI Common Stock issued and outstanding, and no shares of GSCI Preferred
Stock issued or outstanding. All outstanding shares of GSCI Common Stock are duly authorized, validly issued, fully paid and nonassessable. GSCI has reserved
200,000 shares of Common Stock for issuance to employees and consultants pursuant to GSCI Common Stock Option Plan, of which no shares have been issued upon exercise of options, 200,000 shares are subject to outstanding, unexercised options and no shares remain available for future grant. There are no other options, warrants, calls, rights, commitments or agreements of any character to which GSCI is a party or by which it is bound obligating GSCI to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of GSCI or obligating GSCI to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

3.3 Subsidiaries. GSCI has no subsidiaries or affiliated companies and does not otherwise own any shares of stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or business entity.

3.4 Authority. GSCI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Upon the approval of this Agreement and the transaction contemplated hereby by GSCI's
Board of Directors, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been duly authorized by all necessary corporate action on the part of GSCI and this Agreement will have been duly executed and delivered by GSCI and will constitute the valid and binding obligations of GSCI. The execution and delivery of this Agreement by GSCI does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under (i) any provision of the Articles of Incorporation or Bylaws of GSCI or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GSCI or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to GSCI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the laws of any foreign country.

3.5 Offering Memorandum. GSCI has made available to TIGI a true and complete copy of its Offering Memorandum (the "Offering Memorandum"), used by GSCI in connection with its most recent private offering of securities. The Offering
Memorandum did not contain as of its date any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made (including the type of transaction for which it was prepared), not misleading. There has not been any materially adverse change in the business of GSCI since the date of the Offering Memorandum.

3.6 GSCI Financial Statements. GSCI has provided to TIGI GSCI's audited financial statements (balance sheets, income statements and statements of cash flows) from inception through and as of the fiscal year ending December 31, 1999, and GSCI's unaudited financial statements as of and for the six (6) months ended April 30, 2000 (collectively, "GSCI Financial Statements"). The Financial
Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except that the unaudited financial statements do not contain the notes necessary to be in accordance with generally accepted accounting principles). The GSCI Financial Statements present fairly the financial condition and operating results of GSCI as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in the aggregate. The unaudited balance sheet of GSCI as of April 30, 2000 is hereinafter referred to as the "GSCI Balance Sheet."


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3.7 Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations against GSCI pending or, to GSCI's knowledge, threatened, which (i) if determined adversely to GSCI, could be expected to result in a material adverse effect on the financial condition or results of operations of GSCI, or (ii) seek to prevent the consummation of this Agreement.

3.8 No Undisclosed Liabilities. GSCI does not have any liabilities or obligations, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, (i) have not been reflected in GSCI Balance Sheet (including the notes thereto) or (ii) have not been specifically described in this Agreement.

3.9 No Changes. Since the date of GSCI Balance Sheet there has not, occurred or arisen any: transaction by GSCI except in the ordinary course of business as conducted on that date; capital expenditure by GSCI, either individually or in the aggregate, exceeding $25,000; destruction, damage to, or loss of any assets
(including without limitation intangible assets) of GSCI (whether or not covered by insurance), either individually or in the aggregate, exceeding $10,000; labor trouble or claim of wrongful discharge or other unlawful labor practice or action; change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by GSCI; declaration, setting aside, or payment of a dividend or other distribution in respect to the shares of GSCI, or any direct or indirect redemption, purchase or other acquisition by GSCI of any of its shares; increase in the salary or other compensation payable or to become payable by GSCI to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by GSCI, of a bonus or other additional salary or compensation to any such person; acquisition, sale or transfer of any asset of GSCI except in the ordinary course of business;
formation, amendment or termination of any distribution agreement or any material contract, agreement or license to which GSCI is a party, other than termination by GSCI pursuant to the terms thereof; loan by GSCI to any person or entity, or guaranty by GSCI of any loan except for expense advances in the ordinary course of business consistent with past practice; waiver or release of any material right or claim of GSCI, including any write-off or other compromise of any account receivable of GSCI; the commencement or notice or, to GSCI's knowledge, threat of commencement of any governmental proceeding against or investigation of GSCI or its affairs; other event or condition of any character that has or would, in GSCI's reasonable judgment, be expected to have a Material
Adverse Effect on GSCI; issuance, sale or redemption by GSCI of any of its shares or of any other of its securities other than issuances of shares of Common Stock pursuant to outstanding options and warrants; change in pricing or royalties set or charged by GSCI except for discounts extended in the ordinary course of business consistent with past practice; or negotiation or agreement by GSCI to do any of the things described in the preceding clauses 3.1 through 3.8
(other than negotiations with TIGI and its representatives regarding the transactions contemplated by this Agreement).

3.10 Interested Party Transactions. Except as described in the Offering
Memorandum, no officer, director or stockholder of GSCI (nor any parent, sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products which GSCI furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity which purchases from or sells or furnishes to, GSCI, any goods or services, or (iii) a beneficial interest in any contract or agreement with GSCI;
provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section.

3.11 Minute Books. The minute books of GSCI made available to counsel for TIGI contain a complete and accurate summary of all meetings of directors and stockholders since the time of incorporation of GSCI, and reflect all transactions referred to in such minutes accurately in all material respects.

3.12 Brokers' and Finders' Fees. GSCI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.


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3.13 Compliance with Laws. GSCI has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, assets or properties.

3.14 Complete Copies of Materials. GSCI has delivered or made available true and complete copies of each document (or summaries of same) which has been requested by TIGI or its counsel.

3.15 Binding Agreements: No Default. No party with whom GSCI has an agreement or contract is, to GSCI's knowledge, in default thereunder or has breached any material terms or provisions thereof (subject to all applicable bankruptcy, insolvency, reorganization and other laws applicable to creditors' rights and remedies and to the exercise of judicial discretion in accordance with general principles of equity).

3.16 Representations Complete. None of the representations or warranties made by GSCI, or any statement made by GSCI in this Agreement, when read in its entirety, contains or will contain any untrue statement of a material fact, or omits any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.17 GSCI Stockholders. Stockholders are the owners of 84.7826% of the issued and outstanding common stock of GSCI; such GSCI Shares are free and clear from any security interests, claims, liens, or other encumbrances; and Stockholders have the unqualified right to transfer and dispose of their GSCI Shares.
Stockholders will deliver, upon reasonable demand of TIGI, any approvals, consents or other authorizations to TIGI and said approvals, consents and other authorizations will have been duly executed, valid and binding.

3.18 Stockholder Disclosure. Each Stockholder hereby represents that: (i) he has been provided with or has access to TIGI SEC filings and that such materials will have been read and understood by such Stockholder, that he is familiar with the business of TIGI; (ii) that he is acquiring the TIGI Shares under Section
4(2) of the Securities Act of 1933, (the "Act"), commonly known as the private offering exemption; and (iii) the TIGI Shares are restricted and may not be resold, except in reliance upon an exemption under the Act.

4. REPRESENTATIONS OF TIGI. TIGI hereby represents and warrants that effective this date, the representations and warranties listed below are true and correct:

4.1 Organization of TIGI. TIGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. TIGI has the corporate power to own its property and to carry on its business as now being conducted and as proposed to be conducted by TIGI. TIGI is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations ("Material Adverse Effect") of TIGI.

4.2 TIGI Capital Structure. The authorized capital stock of TIGI consists of 300,000,000 shares of Common Stock, par value $.0001 per share, of which 31,003,515 shares are issued and outstanding and 10,000,000 shares of Preferred
Stock, par value $.001 per share, of which 1,250,000 shares have been designated as Series A Convertible Preferred Stock and all 1,250,000 of which are issued and outstanding. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. TIGI has also reserved: (i) approximately 10,160,000 shares of Common Stock for issuance to employees and consultants pursuant to TIGI's stock plans; (ii) an aggregate of 5,000,000 shares of Common Stock for issuance pursuant to other outstanding options; (iii) an aggregate of 5,000,000 shares for issuance upon conversion of the outstanding Series A Convertible Preferred Stock; and (iv) an aggregate of 5,000,000 shares for


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issuance upon exercise of outstanding warrants issued in connection with the sale of the Series A Convertible Preferred Stock. There are no other options, warrants, calls, rights, commitments or agreements of any character to which TIGI is a party or by which it is bound obligating TIGI to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of TIGI or obligating TIGI to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The issuance of the TIGI shares as contemplated by this Agreement is not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of TIGI or any agreement to which TIGI is a party or by which it is bound.

4.3 Authority. TIGI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TIGI. This Agreement has been duly executed and delivered by TIGI and constitutes the valid and binding obligations of TIGI. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) any provision of the Articles of Incorporation or Bylaws of TIGI or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TIGI or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental
Entity, is required by or with respect to TIGI in connection with the execution and delivery of this Agreement by TIGI or the consummation by TIGI of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the laws of any foreign country.

4.4 SEC Documents; TIGI Financial Statements. TIGI has furnished or made available to GSCI a true and complete copy of its Form 10-KSB for the fiscal year ended December 31, 1999, and its Form 10-QSB for the quarter ending June
30, 2000 (collectively, the "SEC Documents"), which TIGI filed under the
Exchange Act. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of TIGI, including the notes thereto, included in the SEC Documents (the "TIGI Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of TIGI at the dates thereof and its results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments, which will not be material in the aggregate). There has been no change in TIGI accounting policies or estimates except as described in the notes to the TIGI Financial
Statements. TIGI has no material obligations other than (i) those set forth in the TIGI Financial Statements and (ii) those not required to be set forth in the TIGI Financial Statements under generally accepted accounting principles.

4.5 Ownership of GSCI Common Stock. As of the date of execution of this Agreement, TIGI does not own any shares of GSCI Common Stock.

4.6 Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations against TIGI pending or, to TIGI's knowledge, threatened, which (i) if determined adversely to TIGI, could be expected to result in a material adverse effect on the financial condition or results of operations of TIGI, or (ii) seek to prevent the consummation of this Agreement.


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4.7 Subsidiaries. Except as disclosed in the SEC Documents, TIGI has no subsidiaries or affiliated companies and does not otherwise own any shares of stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or business entity.

4.8 No Undisclosed Liabilities. TIGI does not have any liabilities or obligations, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, (i) have not been reflected in TIGI SEC Filings (including the notes thereto) or (ii) have not been specifically described in this Agreement.

4.9 No Changes. Since the date of TIGI's most recent SEC Filing, there has not occurred or arisen any: transaction by TIGI except in the ordinary course of business as conducted on that date; capital expenditure by TIGI, either individually or in the aggregate, exceeding $25,000 destruction, damage to, or loss of any assets (including without limitation intangible assets) of TIGI
(whether or not covered by insurance), either individually or in the aggregate, exceeding $10,000; labor trouble or claim of wrongful discharge or other unlawful labor practice or action; change in accounting methods or practices
(including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by TIGI; declaration, setting aside, or payment of a dividend or other distribution in respect to the shares of TIGI, or any direct or indirect redemption, purchase or other acquisition by TIGI of any of its shares; increase in the salary or other compensation payable or to become payable by TIGI to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by TIGI, of a bonus or other additional salary or compensation to any such person; acquisition, sale or transfer of any asset of TIGI except in the ordinary course of business; formation, amendment or termination of any distribution agreement or any material contract, agreement or license to which TIGI is a party, other than termination by TIGI pursuant to the terms thereof;
loan by TIGI to any person or entity, or guaranty by TIGI of any loan except for expense advances in the ordinary course of business consistent with past practice; waiver or release of any material right or claim of TIGI, including any write-off or other compromise of any account receivable of TIGI; the commencement or notice or, to TIGI's knowledge, threat of commencement of any governmental proceeding against or investigation of TIGI or its affairs; other event or condition of any character that has or would, in TIGI's reasonable judgment, be expected to have a Material Adverse Effect on TIGI; issuance, sale or redemption by TIGI of any of its shares or of any other of its securities other than issuances of shares of Common Stock pursuant to outstanding options and warrants; change in pricing or royalties set or charged by TIGI except for discounts extended in the ordinary course of business consistent with past practice; or negotiation or agreement by TIGI to do any of the things described in the preceding clauses 4.1 through 4.8 (other than negotiations with GSCI and its representatives regarding the transactions contemplated by this Agreement).

4.10 Interested Party Transactions. No officer, director or stockholder of TIGI
(nor any parent, sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products which TIGI furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity which purchases from or sells or furnishes to, TIGI, any goods or services, or (iii) a beneficial interest in any contract or agreement with TIGI; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section.

4.11 Minute Books. The minute books of TIGI made available to counsel for GSCI contain a complete and accurate summary of all meetings of directors and stockholders since the time of incorporation of TIGI, and reflect all transactions referred to in such minutes accurately in all material respects.

4.12 Brokers' and Finders' Fees. Except for: (i) a financial advisory fee payable to Ladenburg Thalmann & Co., Inc. at Closing equal to 2.0% of the aggregate consideration of the transaction paid by TIGI (if the consideration is common stock, the consideration is the number of shares issued to the shareholders of GSCI multiplied by the closing common share price on the last trading day prior to the consummation of the transaction, except that, for purposes of the calculation, the closing price shall not be


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less than $3.00 per share); and (ii) and an advisory fee of 2,700,000 shares of
TIGI common stock payable to Rangeley Corporation upon closing, TIGI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.13 Compliance with Laws. TIGI has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, assets or properties.

4.14 Complete Copies of Materials. TIGI has delivered or made available true and complete copies of each document (or summaries of same) which has been requested by GSCI or its counsel.

4.15 Binding Agreements: No Default. No party with whom TIGI has an agreement or contract is, to TIGI's knowledge, in default thereunder or has breached any material terms or provisions thereof (subject to all applicable bankruptcy, insolvency, reorganization and other laws applicable to creditors' rights and remedies and to the exercise of judicial discretion in accordance with general principles of equity).

4.16 Representations Complete. None of the representations or warranties made by TIGI pursuant to this Agreement, or any statement made by TIGI in this Agreement, when read in its entirety, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

5. CONDITIONS TO TIGI'S OBLIGATION TO CLOSE. The obligations of TIGI to complete the transactions contemplated by this Agreement at the closing shall be subject to the following conditions precedent or concurrent.

5.1 Audit of GSCI Financial Statements. GSCI shall obtain and deliver to TIGI an audit, including an unqualified opinion, of GSCI financial statements and any other financial statements of GSCI which may be required by Regulation S-X for purposes of complying with the Securities Act of 1933 and the Securities
Exchange Act of 1934. TIGI shall assist GSCI and its auditors as reasonably requested.

5.2 Fairness Opinion. TIGI shall have received an opinion from the investment banking firm of Ladenburg Thalmann & Co., Inc., which states that the consideration to be paid with respect to this transaction is fair, from a financial point of view, to the shareholders of TIGI.

5.3 Truth of Representations. The representations of the Stockholders and GSCI in this Agreement shall be true in all material respects as if made as of the time of closing and the Stockholders and GSCI shall have performed and complied with all of their obligations under this Agreement which were to have been performed or complied with prior to the closing.

5A. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS AND GSCI.

5.1A Truth of Representations. The obligations of the Stockholders and GSCI to complete the transactions contemplated by this Agreement at the closing shall be subject to the condition that the representations of TIGI in this Agreement shall be true in all material respects as if made as of the time of closing and TIGI shall have performed and complied with all of its obligations under this Agreement which were to have been performed or complied with prior to the closing.

6. REGISTRATION.

6.1 Registration Statement.

         (a) Within sixty (60) days after Closing, TIGI shall prepare and file with the SEC a registration statement (the "Registration Statement") registering for resale the TIGI Shares being issued to the


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Stockholders pursuant to this Agreement, and shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. TIGI shall keep such Registration Statement effective until the second anniversary of the Closing Date. TIGI and GSCI shall make all necessary filings with respect to the Agreement under the Securities
Act and the Exchange Act and the rules and regulations thereunder, under applicable Blue Sky or similar securities laws, rules and regulations and shall use all reasonable efforts required approvals and clearances with respect thereto.

         In connection with such registration, (i) TIGI shall indemnify, defend and hold harmless the Stockholders, from and against any liability which they may suffer as a result of any misstatement of a material fact or any omission to state a material fact necessary to make the statements in such Registration
Statement not misleading, except insofar as any such liability results from information furnished in writing by the Stockholders to TIGI for use in such Registration Statement, and (ii) the Stockholders shall indemnify, defend and hold harmless TIGI from against any liability which TIGI may suffer as a result of any misstatement of a material fact or any omission to state a material fact necessary to make the statements in such Registration Statement not misleading, but only insofar as any such liability results from information furnished in writing by the Stockholders to TIGI for use in such Registration Statement.

         (b) Within sixty (60) days after Closing, TIGI shall prepare and file with the SEC a registration statement in connection with the Exchange Offer to be extended to the minority shareholders of GSCI (the "Exchange Offer
Registration Statement"), and shall use all commercially reasonable efforts to cause the Exchange Offer Registration Statement to become effective as soon thereafter as practicable. TIGI and GSCI shall make all necessary filings with respect to the Agreement under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable Blue Sky or similar securities laws, rules and regulations and shall use all reasonable efforts required approvals and clearances with respect thereto. The Exchange Offer
Registration Statement may be combined with the Registration Statement described in Section 6.1(a), above, at the discretion of TIGI's counsel.

6.2 Affiliate Legends. TIGI shall be entitled, if appropriate, to place appropriate legends on the certificates evidencing any TIGI Common Stock to be received by GSCI Stockholders who will be "affiliates" of GSCI within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act ("Rule 145") pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for TIGI
Common Stock, issued to such Affiliates.

6.3 Blue Sky Laws. TIGI shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of TIGI Common Stock pursuant hereto. GSCI shall use its best efforts to assist TIGI as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of TIGI Common Stock pursuant hereto.

7. INDEMNIFICATION. The parties hereby agree that for a period of two years commencing the date hereof, each party to this Agreement shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any third-party liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorney's fees, incident to any of the foregoing, resulting from any misrepresentation, breach of covenant or warranty or non-fulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or intentional omission from any document or certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties with respect to such third-party's actions on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same. In the event a third-party action is threatened or commenced but not resolved within said two-year period, the parties hereby agree to extend this indemnification through resolution of the third-party action.


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         In addition, each party agrees to indemnify each other party for any loss incurred as a result of the subsequent discovery of any liability that is not disclosed in the financial statements or schedules provided under this
Agreement that was known to such knowledgeable party or parties at the time of the Closing.

8. MUTUAL COVENANTS OF THE PARTIES. TIGI, GSCI and Stockholders each covenants and agrees to execute any further documents or agreements and to take any further acts that may be reasonably necessary to effect the transactions contemplated hereunder, including, but not limited to, obtaining any consents or approvals of any third-party required to be obtained to consummate the transactions contemplated by this Agreement.

9. RESTRICTIONS ON TRANSFER OF SHARES. The parties hereto acknowledge that all securities transferred and/or issued in connection with the transactions contemplated hereby are restricted as to transfer and the certificates therefore shall bear legends to such effect and no transfer of any shares may be effected, except pursuant to an effective registration statement prepared and filed pursuant to the Exchange Act or pursuant to an exemption from registration thereunder, as evidenced by an opinion of counsel or as otherwise allowed under the laws of descent and distribution.

10. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two
(2) years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

11. MISCELLANEOUS.

11.1 Confidentiality. From the date hereof, the parties hereto shall maintain in confidence and not disclose or use for any purpose, except the evaluation of the transactions contemplated hereby and the accuracy of the respective representations and warranties of the parties hereto contained herein, information concerning the other parties hereto and obtained directly or indirectly from such parties, or their directors, employees, agents or advisors, except such information as is or becomes (a) available to the non-disclosing party from third parties not subject to an undertaking of confidentiality or secrecy; (b) generally available to the public other than as a result of a breach by the non-disclosing party hereunder; or (c) required to be disclosed under applicable law; and except such information as was in the possession of such party prior to obtaining such information from such other party as to which the fact of prior possession such possessing party shall have the burden of proof. In the event that the transactions contemplated hereby shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including to the extent reasonably practicable, copies or reproductions thereof which may have been prepared.

11.2 Undertakings and Further Assurances. At any time, and from time to time, hereafter, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

11.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


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(a) if to TIGI:                                with copies to:

         TeleServices Internet Group Inc.      Futro & Trauernicht LLC
         100 Second Avenue South, Suite 1000   1401 17th Street, Suite 1150
         St. Petersburg, Florida 33701         Denver, Colorado 80202
         Attn: Robert P. Gordon                Attn: Peter G. Futro
         Telephone: (727) 897-4000             Telephone: (303) 295-3360
         Facsimile: (727) 896-4206             Facsimile: (303) 295-1563

(b) if to GSCI, to:                            with copies to:

         GeneralSearch.com, Inc.               Raice Paykin Krieg & Schrader LLP
         33W480 Fabyan Parkway, Suite 105      185 Madison Avenue
         West Chicago, Illinois 60185          New York, NY 10016
         Attn:  Jeffrey Bruss                  Attn: David C. Thomas
         Telephone:  (630) 232-7387            Telephone: (212) 725-4601
         Facsimile:  (630) 232-9683            Facsimile: (212) 684-9022

(c) if to the Stockholders, the addresses listed on the signature pages below.

11.5 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6 Governing Law and Arbitration Provision. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Florida. All parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of Florida. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration
Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

11.7 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, his respective heirs, administrators, executors, successors and assigns. This Agreement shall not be assigned by any party hereto, except upon the consent, in writing, of the other parties hereto.

11.8 Entire Agreement. This Agreement, including any documents delivered pursuant to the terms hereof, is the entire agreement of the parties covering everything agreed upon or understood with respect to the transactions contemplated hereby and supersedes all prior agreements, covenants, representations or warranties, whether written or oral, by any party hereto.
There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

11.9 Time. Time is of the essence. The parties each agree to proceed promptly and in good faith to consummate the transactions contemplated herein.

11.10 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and obtaining any necessary regulatory approvals, including, without limitation, all fees and expenses of his respective counsel.

11.11 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.


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11.12 Counterparts and Facsimile Signatures. This Agreement and any exhibits, attachments, or documents ancillary hereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                         TELESERVICES INTERNET GROUP INC., A FLORIDA CORPORATION

                         /s/ Robert P. Gordon
                         -------------------------------
                         By: Robert P. Gordon, President


                         GENERALSEARCH.COM, INC., A MINNESOTA CORPORATION


                         /s/ Jeffrey Bruss
                         -------------------------------
                         By: Jeffrey Bruss, C.E.O.


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                         STOCKHOLDERS OF GSCI                NO. SHARES OF GSCI:

                         /s/ Michele J. Bruss                4,550,000
                         -------------------------------
                         By: Michele J. Bruss

                         Address:

                         -------------------------------

                         -------------------------------


                         /s/ Nick Salerno                    1,000,000
                         -------------------------------
                         By: Nick Salerno

                         Address:

                         -------------------------------

                         -------------------------------


                         /s/ Jane Hollister                  1,000,000
                         -------------------------------
                         By: Jane Hollister

                         Address:

                         -------------------------------

                         -------------------------------


                         /s/ Dave Venchus                    750,000
                         -------------------------------
                         By: Dave Venchus

                         Address:

                         -------------------------------

                         -------------------------------


                         /s/ Joanna Kopec                    500,000
                         -------------------------------
                         By: Joanna Kopec

                         Address:

                         -------------------------------

                         -------------------------------


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                         /s/ Chuck Sensale                   750,000
                         -------------------------------
                         By: Chuck Sensale

                         Address:

                         -------------------------------

                         -------------------------------


                         /s/ Camille Sensale                 750,000
                         -------------------------------
                         By: Camille Sensale

                         Address:

                         -------------------------------

                         -------------------------------


                         /s/ Margaret Brown                  150,000
                         -------------------------------
                         By: Margaret Brown

                         Address:

                         -------------------------------

                         -------------------------------


                         /s/ Trust 2000 WHB                  300,000
                         -------------------------------
                         By: Trust 2000 WHB

                         Address:

                         -------------------------------

                         -------------------------------


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